Exhibit 99

O’Sullivan Industries Reports FY05 Third Quarter Results
Third Consecutive Quarterly Sales Increase

Roswell, GA, May 4, 2005. O’Sullivan Industries Holdings, Inc. (Other OTC – Senior Preferred Stock — OSULP.PK), a leading manufacturer and distributor of RTA furniture for the home and office, today reported net sales of $68.5 million for its third quarter ended March 31, 2005. Third quarter sales decreased 6.4% over prior year sales of $73.2 million. Net sales grew sequentially 3.6% over second quarter and represented the third consecutive quarter of increasing sales.

“These results are in line with our expectations as we continue to reorganize O’Sullivan and solidify our infrastructure,” commented Bob Parker, President and CEO. “While we would like to see increased sales and profits earlier, we are on track with our plan to turn O’Sullivan around and begin to deliver increases in fiscal 2006.”

Cash flow for the third quarter was a negative $4.0 million as compared to the positive $6.3 million reported in the prior year period. Cash flow for the nine months ended March 31, 2005 was $1.8 million compared to $9.6 million in the prior period. Ending cash balance as of March 31, 2005 was $7.1 million and there was no outstanding balance on the revolving line of credit. These results reflect management’s detailed focus on controlling working capital and cash management while executing their strategic business plan.

Net loss for the third quarter of fiscal 2005 was $13.2 million compared to a net loss of $5.3 million for the prior year period. Net loss for the nine months ended March 31, 2005 was $33.9 million vs. prior year’s $18.0 million net loss. Year-to-date net sales totaled $197.4 million in fiscal 2005 vs. $209.9 million in fiscal 2004, a decrease of 6.0%.

Rick Walters, Executive Vice President and CFO, summarized O’Sullivan’s financial philosophy, “We will continue to keep a very close watch over working capital items with special attention being given to maintaining efficient inventory levels at all three stages of production (raw materials, work-in-process, and finished goods.) In the last nine months inventory has been reduced by over $14.8 million while maintaining outstanding customer service levels. Included in this reduction is about $4.8 million of charges booked to increase inventory reserves as we have focused on cleaning up our obsolete and excess inventory. Strong relationships with vendors and customers have our accounts payable and accounts receivable days also moving in positive directions. Year-to-date SG&A expenses have increased only 1.8% when compared to the same period last year in spite of substantial costs to execute our corporate relocation and staff restructuring, which will not repeat in fiscal 2006.”

The third quarter results included two significant items:

•	A non-cash charge of approximately $3.6 million to write-down raw material and work-in-process inventory balances to their net realizable value; and

•	Exit and disposal charges of $1.5 million for the previously announced closing of O’Sullivan’s Australian operations. Of this amount, $357,000 represents cash charges related to the severance, lease terminations, other agreements and costs to administer the winding down of the Australian operations. The remaining $1.2 million is a non-cash inventory write-down reflected in cost of sales. We expect the total costs associated with the closure to be within the $1.5 to $2.2 million range given in the original announcement.

Mr. Walters concluded, “During the first half of fiscal 2005 O’Sullivan took great strides in reducing the amount of finished goods inventory required to run our business. During the third quarter we increased our visibility to better control and value our raw material and work-in-process inventory. These actions, along with closing down our Australian operations, are further steps in executing the strategic plan that is focused on generating profitable growth in the years ahead.”

Conclusion and Outlook

“Bringing together a proven dynamic professional sales and marketing organization with a focused strategic plan is continuing to show positive market results,” concluded Bob Parker. “Our recent successful showing at the International Furniture Market at High Point along with the celebration of our 50th Anniversary is providing sustainable momentum for the future. However, financial performance for the fourth quarter of fiscal 2005 will continue to be a challenge compared to prior year results. Continuing to execute our plan should result in increases in sales and earnings in fiscal 2006.”

Quarterly Announcement and Other Information

O’Sullivan Industries fiscal 2005 third quarter financial results and management’s review of performance call will be held on Friday, May 6, 2005. The summary call will begin at 10:30 Eastern Time and be available in two formats:

•	Online at the O’Sullivan Industries’ web site at www.osullivan.com. The confirmation number is 1346795. Leave the pass code field blank; or

•	By phone at (719) 457-2604. You must reference the conference passcode 1346795.

For those unable to listen to the original broadcast, playbacks are scheduled to begin at 11:30 a.m. Eastern Time on May 6, 2005 online at O’Sullivan Industries’ website, or by calling (719) 457-0820. Please reference the conference pass code 1346795.

Forward-Looking Statements

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations, and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those expressed in the forward-looking statements. Please review O’Sullivan’s 10-K and most recent 10-Q reports filed with the Securities and Exchange Commission.

For more information contact:
David Turney, Director of Investor Relations (417) 682-8325

O’Sullivan Industries Holdings, Inc.
Third Quarter Results
Consolidated Statement of Operations
(in thousands)
(unaudited)

	Three Months Ended March 31,			Nine Months Ended March 31,
	2005	2004	% Change	2005	2004	% Change
Net sales	$68,543	$73,239	-6.4%	$197,409	$209,937	-6.0%
Cost of sales	60,939	57,797	5.4%	169,299	165,598	2.2%

Gross profit	7,604	15,442	-50.8%	28,110	44,339	-36.6%
Percent of net sales	11.1%	21.1%		14.2%	21.1%
Selling, marketing and administrative	11,409	12,143	-6.0%	34,834	34,216	1.8%
Restructuring charge	357	-		357	-
Casualty loss	-	-		-	250

Operating income (loss)	(4,162)	3,299	-226.2%	(7,081)	9,873	-171.7%
Percent of net sales	-6.1%	4.5%		-3.6%	4.7%
Interest expense, net	9,058	8,638	4.9%	26,788	25,233	6.2%
Other financing expense, net	-	-		-	2,678

Loss before income taxes	(13,220)	(5,339)	147.6%	(33,869)	(18,038)	87.8%
Income tax provision	-	-		-	-

Net loss	(13,220)	(5,339)	147.6%	(33,869)	(18,038)	87.8%
Dividends and accretion on preferred stock	(3,264)	(3,209)	1.7%	(12,542)	(9,207)	36.2%

Net loss attributable to common stockholders	$(16,484)	$(8,548)	92.8%	$(46,411)	$(27,245)	70.3%

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,		June 30,
Assets	2005	2004	2004
Current assets:
Cash and cash equivalents	$7,056	$17,623	$5,250
Trade receivables, net	29,067	27,577	22,579
Inventories, net	40,249	52,615	55,071
Prepaid expenses and other assets	2,455	2,764	3,229

Total current assets	78,827	100,579	86,129

Property, plant and equipment, net	53,666	64,083	61,683
Other assets	7,102	8,953	8,462
Goodwill, net	38,088	38,088	38,088

	$177,683	$211,703	$194,362

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$14,615	$14,959	$8,199
Accrued advertising	9,670	8,492	9,422
Accrued liabilities	16,463	16,974	15,237
Payable to RadioShack	-	4,076	3,658

Total current liabilities	40,748	44,501	36,516

Long-term debt	223,016	218,478	220,279
Senior preferred stock	30,084	25,128	26,258
Other liabilities	11,229	9,614	9,452
Payable to RadioShack	70,067	67,991	66,409
Stockholders' deficit	(197,461)	(154,009)	(164,552)

	$177,683	$211,703	$194,362

Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
Net cash provided (used) by operating activities	$(3,619)	$7,472	$2,601	$12,479
Net cash flow used for investing activities	(338)	(998)	(841)	(1,538)
Net cash flow provided (used) for financing activities	-	(224)	46	(1,295)

Net increase (decrease) in cash and cash equivalents	(3,957)	6,250	1,806	9,646
Cash and cash equivalents, beginning of period	11,013	11,373	5,250	7,977

Cash and cash equivalents, end of period	$7,056	$17,623	$7,056	$17,623

Reconciliation of Net Loss to EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
Net loss	$(13,220)	$(5,339)	$(33,869)	$(18,038)
Income tax provision	-	-	-	-
Interest expense, net	9,058	8,638	26,788	25,233
Depreciation and amortization	2,618	3,090	8,931	9,685

EBITDA	$(1,544)	$6,389	$1,850	$16,880

EBITDA as a percent of net sales	-2.3%	8.7%	0.9%	8.0%

Schedule of Interest Expense
(in thousands)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
Interest expense on senior secured notes, senior
credit facility, industrial revenue bonds and senior
subordinated notes	$6,052	$6,011	$18,138	$17,846
Interest income	(2)	(10)	(17)	(53)
Non-cash items:
Interest expense on O’Sullivan Holdings note	795	708	2,331	2,075
Interest expense on mandatorily redeemable senior preferred stock	1,353	1,130	3,826	3,195
Amortization of debt discount	435	381	1,237	907
Amortization of debt issuance costs	425	418	1,273	1,263

Net interest expense	$9,058	$8,638	$26,788	$25,233